UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2017

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	223536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Suite 202 Newtown, Pennsylvania		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 267-759-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On September 13, 2017, the Board of Directors (the “Board”) of EPAM Systems, Inc. (the “Company”) approved and adopted effective as of such date an amendment (the “Amendment”) to the Amended and Restated Bylaws of the Company (the “Bylaws”), amending Section 2.06 of the Bylaws to provide for majority voting in uncontested elections of directors.
A director nominee may be elected only upon the affirmative vote of a majority of the total votes cast, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Votes cast do not include abstentions or shares as to which a shareholder gives no authority or discretion, including “broker non-votes.” Prior to the adoption of the Amendment, members of the Board were elected by a plurality of votes cast, whether or not the election was contested. The Bylaws will retain plurality voting for contested director elections.
Incumbent directors who fail to receive a majority of votes are required to immediately tender a letter of resignation to the Board. The Nominating and Corporate Governance Committee of the Board (or such other committee designated by the Board) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Taking into account the recommendation of the Nominating and Corporate Governance Committee, the Board will determine whether to accept or reject any such resignation, or what other action should be taken, and will publicly disclose the Board’s determination, within 90 days from the date of the certification of election results.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, attached hereto as Exhibit 3.2 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
3.2. Amended and Restated Bylaws of EPAM Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM Systems, Inc.

Date:	September 15, 2017	By:	/s/ GINGER MOSIER
			Name:	Ginger Mosier
			Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws of EPAM Systems, Inc.